EXHIBIT TO ITEM 77M

MERGERS

Touchstone Investment Trust


      At a meeting held on February 12, 2015, the Board of Trustees of the Touchstone Investment Trust approved the reorganization of the Touchstone Institutional Money Market Fund and the Touchstone Money Market Fund into the Dreyfus Cash
Management and the General Money Market Fund, Inc., respectively, each managed by Dreyfus Corporation.

      Circumstances and details of the reorganization of the Touchstone Money Market Fund into the General Money Market Fund, Inc. are described and incorporated by reference to N-14 filed with the Securities and Exchange Commission ("SEC") via Edgar on March 2, 2015 (Accession No.: 0000899681-15-000152).

      Circumstances and details of the reorganization of the Touchstone Institutional Money Market Fund into Dreyfus Cash Management, Inc. are described and incorporated by reference to N-14 filed with the Securities and Exchange Commission ("SEC") via Edgar on March 2, 2015 (Accession No.: 0000899681-15-000148).